EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Announces Fourth Quarter and Full Year 2020 Results

New York, February 24, 2021 - American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties located primarily in the U.S., announced today its financial and operating results for the quarter and year ended December 31, 2020.

Fourth Quarter 2020 and Subsequent Events Highlights

•Revenue increased 1% to $77.2 million from $76.2 million in the fourth quarter 2019
•Net loss attributable to common stockholders was $8.6 million, or $0.08 per diluted common share, compared to a net loss of $4.8 million, or $0.04 per diluted common share for the fourth quarter 2019
•Cash Net Operating income ("Cash NOI") grew by 2% to $58.7 million as compared to $57.7 million for the fourth quarter 2019
•Funds from Operations ("FFO") grew by 14% to $25.5 million, or $0.23 per diluted share, compared to $22.4 million, or $0.21 per diluted share, for the fourth quarter 2019
•Adjusted Funds from Operations ("AFFO") increased 3% to $26.1 million, or $0.24 per diluted share, from $25.2 million, or $0.24 per diluted share, in the prior year fourth quarter and increased 2.4% from $25.5 million, or $0.23 per share in the third quarter 2020
•Raised gross proceeds of $88.4 million from a public offering of 7.375% Series C Cumulative Redeemable Perpetual Preferred Stock
•Conservative Net Leverage1 of 40.2% and ample Liquidity2 of $228.9 million at year end
•Closed on the acquisition of 35 properties for an aggregate contract purchase price3 of $61.3 million at a weighted average capitalization rate of 9.2%4
•Collected over 96% of cash rent due in fourth quarter 20205, including 99% in single tenant portfolio, 88% in the multi-tenant portfolio, and 99% among the top 20 tenants6
•Portfolio occupancy of 93.9%, including 99.4% in the single tenant portfolio
•Executed occupancy7 of 88.2% in multi-tenant portfolio, exceeding pre-COVID levels, giving effect to approximately 215,000 square feet, net, of pipeline leases8, expected to add $1.6 million of annual rent
•Subsequent to quarter end, January 2021 cash rent collection of 97% as of February 15, 2021 including 99% in the single tenant portfolio and 92% in the multi-tenant portfolio

Full Year 2020 Highlights

•Acquired 107 properties for an aggregate contract purchase price of $218.3 million at an 8.6% weighted average capitalization rate with weighted average remaining lease term of 14.3 years at closing
•Revenue increased 2% year-over-year to $305.2 million as compared to $299.7 million in prior year
•Net loss attributable to stockholders was $46.7 million, or $0.43 per diluted common share, compared to a net loss of $3.1 million, or $0.03 per diluted common share in prior year
•Cash NOI was $227.3 million as compared to $231.3 million in the prior year
•FFO was $97.0 million, or $0.90 per diluted share compared to $98.6 million, or $0.93 per diluted share, in the prior year
•AFFO was $98.0 million, or $0.90 per diluted common share compared to $104.9 million, or $0.99 per diluted common share, in the prior year
•Dividends paid of $90.7 million
•High quality portfolio with 61.5% of tenants in single-tenant portfolio and 70% of the top 20 tenants portfolio wide rated as investment grade or implied investment grade9
•Annual rent escalators10 with a weighted-average of 1.3% per year in with 77.7% of leases providing contractually embedded rent growth

•Executed lease extensions for the full year averaging 36 months and totaling $43.8 million in net additional rent in exchange for short-term rent deferrals or credits
•Refinanced over $840.0 million of near-term debt maturities, which contributed to a reduction in interest expense of $1.0 million in the fourth quarter of 2020, when compared to third quarter 2020
•Weighted average debt maturity increased to 4.8 years from 3.8 years at year end
•Weighted average interest rate improved to 3.8% from 4.3% as of year end

CEO Comments

"We reported strong fourth quarter and full year results that reflect substantial momentum in acquisitions, leasing, asset management, and reducing our cost of capital" said Michael Weil, CEO of AFIN. "Our high-credit, necessity focused retail portfolio has proven its value as we navigated the challenges presented by the pandemic. We delivered on the targets we set last February, including growing our portfolio, improving dividend coverage, and de-risking our balance sheet by successfully refinancing near-term debt maturities at excellent rates that reduced interest expense by approximately $1 million over last quarter. We produced consecutive quarters of rent collection growth and executed lease extensions that added $44 million in net additional rent. We believe we are well positioned to continue to pursue accretive real estate, capital market and financing transactions that will grow our portfolio and further strengthen our balance sheet while continuing to execute our proven investment strategy."

Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenue from tenants	$77,237	$76,231	$305,224	$299,744

Net loss attributable to common stockholders	$(8,603)	$(4,827)	$(46,650)	$(3,101)
Net loss per common share (a)	$(0.08)	$(0.04)	$(0.43)	$(0.03)

FFO attributable to common stockholders	$25,481	$22,412	$97,035	$98,584
FFO per common share (a)	$0.23	$(0.21)	$0.90	$0.93

AFFO attributable to common stockholders	$26,073	$25,220	$97,969	$104,888
AFFO per common share (a)	$0.24	$0.24	$0.90	$0.99
(a) All per share data based on 108,436,329 and 107,286,620 diluted weighted-average shares outstanding for the three months ended December 31, 2020 and 2019, respectively, and 108,404,093 and 106,397,296 for the years ended December 31, 2020 and 2019, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of 920 net lease properties located in 46 states and the District of Columbia and comprised of 19.3 million rentable square feet as of December 31, 2020. Portfolio metrics include:

•93.9% leased with 8.8 years weighted-average remaining lease term
•77.7% of leases have contractual rent increases of 1.3% on average based on annualized straight-line rent
•61.5% of single-tenant portfolio and 31.2% of multi-tenant portfolio anchor tenant annualized straight-line rent derived from investment grade or implied investment grade tenants
•80% retail properties, 10% industrial and distribution properties and 10% office properties (based on annualized straight-line rent)
•71.0% of the retail portfolio, based on straight line rent, is focused on either service11 or experiential retail12 giving the company strong alignment with "e-commerce resistant" real estate

Property Acquisitions

During the three months ended December 31, 2020, the Company acquired 35 properties for an aggregate contract purchase price of $61.3 million at a weighted average capitalization rate of 9.2%.

For the year ended December 31, 2020, AFIN acquired 107 properties for an aggregate contract purchase price of $218.3 million with a weighted-average cash capitalization rate13 of 7.9% and a weighted-average capitalization rate of 8.6%.

Capital Structure and Liquidity Resources

As of December 31, 2020, the Company had a total borrowing capacity under its credit facility of $406.9 million. Of this amount, $280.9 million was outstanding under the credit facility as of December 31, 2020 and $126.0 million remained available for future borrowing. As of December 31, 2020, the Company had $102.9 million of cash and cash equivalents. The Company’s net debt14 to gross asset value15 was 40.2%, with net debt of $1.7 billion.

The Company's percentage of fixed rate debt was 82.6% as of December 31, 2020. The Company’s total combined debt had a weighted-average interest rate cost of 3.8%16, resulting in an interest coverage ratio of 3.0 times17.

During the fourth quarter of 2020, the Company completed a public offering of 3,535,700 shares of 7.375% Series C Cumulative Redeemable Perpetual Preferred Stock for gross proceeds of $88.4 million. Also, during the year ended December 31, 2020, the Company sold 924,778 shares of Series A preferred stock, generating gross proceeds of $23.3 million from sales through the Company's "at the market" equity offering program for its Series A preferred stock.

Footnotes/Definitions
1 Net Leverage represents net debt divided by gross asset value shown as a percentage.
2 Liquidity includes the amount available for future borrowings under the Company's credit facility of $126.0 million and cash and cash equivalents of $102.9 million. The borrowing capacity and availability for future borrowings under the Company's credit facility is based on the borrowing base thereunder, which is the pool of eligible otherwise unencumbered real estate assets as of December 31, 2020. The credit facility currently requires the Company to maintain a combination of cash, cash equivalents, and amounts available for future borrowings under the credit facility of not less than $100.0 million, which could limit the Company's ability to incur additional indebtedness and use cash that would otherwise be available to the Company.
3 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
4 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. The weighted-average capitalization rate is based upon square feet.
5 This information may not be indicative of any future period. The impact of the COVID-19 pandemic on the Company’s rental revenue for the first quarter of 2021 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict. With respect to ongoing negotiations of rent deferrals or credits, there can be no assurance that these negotiations will be successful and will lead to formal agreements on favorable terms, or at all. With respect to the other remaining unpaid amounts, there can be no assurance the Company will be successful in its efforts to collect or defer these amounts on a timely basis, or at all.
6 Top 20 tenants based on fourth quarter 2020 cash rents.
7 Includes occupancy as of December 31, 2020 as well as all leases fully executed by both parties as of December 31, 2020 where the tenants has yet to take possession as of such date.
8 Includes (i) all leases fully executed by both parties as of January 31, 2021, but after December 31, 2020, and (ii) all leases under negotiation with an executed LOI by both parties as of January 31, 2020. Leasing pipeline includes six new leases totaling approximately 220,000 square feet, net of one lease termination for 5,000 square feet during this period. There can be no assurance that such leases will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance
9 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2020. Single-tenant portfolio tenants are 50.4% actual investment grade rated and 11.1% implied investment grade rate. Anchor tenants in the multi-tenant portfolio are 20.2% actual investment grade rated and 11.0% implied investment grade rated.
10 Based on annualized straight-line rent as of December 31, 2020. Contractual rent increases include fixed percent or actual increases, or CPI-indexed increases.
11 Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, fitness, healthcare, and auto services sectors.

12 Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others.
13 Cash capitalization rate is calculated by dividing the annualized cash rental income the property is expected to generate and the purchase price of the property. For acquisitions, cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease. Weighted average cash capitalization rate is based upon square feet.
14 Total debt of $1.8 billion less cash and cash equivalents of $102.9 million as of December 31, 2020. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
15 Defined as the carrying value of total assets plus accumulated depreciation and amortization as of December 31, 2020.
16 Weighted based on the outstanding principal balance of the debt.
17 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense) less amortization of deferred financing costs, net, and change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended December 31, 2020.

Webcast and Conference Call

AFIN will host a webcast and call on February 25, 2021 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the AFIN website, www.americanfinancetrust.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to AFIN’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the AFIN website at www.americanfinancetrust.com.

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-605-3851
Participant Elite Entry Number: 3679967

Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10151999
*Available one hour after the end of the conference call through May 25, 2021.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of AFIN’s website at www.americanfinancetrust.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Accounting Treatment of Rent Deferrals/Abatements
The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and NAREIT FFO has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals. In addition, since the Company currently believes that these deferral amounts are collectable, they have been excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals. Conversely, for abatements where contractual rent has been reduced, the reduction is reflected over the remaining lease term for accounting purposes but represents a permanent reduction and the Company has, accordingly, reduced its AFFO.

Contacts:
Investors and Media:
Email: investorrelations@americanfinancetrust.com
Phone: (866) 902-0063

American Finance Trust, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	December 31,
	2020	2019
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$723,316	$685,889
Buildings, fixtures and improvements	2,830,508	2,681,485
Acquired intangible lease assets	454,245	448,175
Total real estate investments, at cost	4,008,069	3,815,549
Less: accumulated depreciation and amortization	(639,367)	(529,052)
Total real estate investments, net	3,368,702	3,286,497
Cash and cash equivalents	102,860	81,898
Restricted cash	10,537	17,942
Deposits for real estate investments	137	85
Deferred costs, net	16,663	17,467
Straight-line rent receivable	66,581	46,976
Operating lease right-of-use assets	18,546	18,959
Prepaid expenses and other assets (including $1,939 and $503 due from related parties as of December 31, 2020 and 2019, respectively)	23,941	19,188
Assets held for sale	—	1,176
Total assets	$3,607,967	$3,490,188

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,490,798	$1,310,943
Credit facility	280,857	333,147
Below-market lease liabilities, net	78,674	84,041
Accounts payable and accrued expenses (including $273 and $1,153 due to related parties as of December 31, 2020 and 2019, respectively)	25,210	26,817
Operating lease liabilities	19,237	19,318
Derivative liabilities, at fair value	123	—
Deferred rent and other liabilities	9,794	10,392
Dividends payable	3,675	3,300
Total liabilities	1,908,368	1,787,958

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 8,796,000 shares authorized, 7,842,008 and 6,917,230 issued and outstanding as of December 31, 2020 and 2019, respectively	79	69
7.375% Series C cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 3,680,000 shares authorized and 3,535,700 issued and outstanding as of December 31, 2020 and none authorized, issued, or outstanding as of December 31, 2019	35	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 108,837,209 and 108,475,266 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1,088	1,085
Additional paid-in capital	2,723,678	2,615,089
Accumulated other comprehensive loss	(123)	—
Distributions in excess of accumulated earnings	(1,055,680)	(932,912)
Total stockholders' equity	1,669,077	1,683,331
Non-controlling interests	30,522	18,899
Total equity	1,699,599	1,702,230
Total liabilities and equity	$3,607,967	$3,490,188

American Finance Trust, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$77,237	$76,231	$305,224	$299,744

Operating expenses:
Asset management fees to related party	7,088	6,777	27,829	25,695
Property operating expense	13,247	14,344	52,296	52,715
Impairment of real estate investments	1,408	—	12,910	827
Acquisition, transaction and other costs [1]	241	3,022	2,921	6,257
Equity-based compensation [2]	3,343	3,211	13,036	12,717
General and administrative	4,179	4,300	19,683	20,375
Depreciation and amortization	32,730	31,802	137,459	124,713
Goodwill impairment	—	—	—	1,605
Total operating expenses	62,236	63,456	266,134	244,904
Operating income before gain on sale of real estate investments	15,001	12,775	39,090	54,840
Gain on sale/exchange of real estate investments	—	4,519	6,456	23,690
Operating income	15,001	17,294	45,546	78,530
Other income (expense):
Interest expense	(19,689)	(18,990)	(78,467)	(77,994)
Other income	20	367	1,024	3,627
Loss on non-designated derivatives	(9)	—	(9)	—
Total other expense, net	(19,678)	(18,623)	(77,452)	(74,367)
Net (loss) income	(4,677)	(1,329)	(31,906)	4,163
Net loss (income) attributable to non-controlling interests	5	(1)	44	(16)
Allocation for preferred stock	(3,931)	(3,497)	(14,788)	(7,248)
Net loss attributable to common stockholders	$(8,603)	$(4,827)	$(46,650)	$(3,101)

Basic and Diluted Net Loss Per Share:
Weighted-average shares outstanding — Basic and Diluted	108,436,329	107,286,620	108,404,093	106,397,296
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.08)	$(0.04)	$(0.43)	$(0.03)
______

[1] For the three months and year ended December 31, 2020, includes litigation costs related to AFIN’s 2017 merger with American Realty Capital - Retail Centers of America, Inc. (the “Merger”) of $0.1 million and $0.8 million, respectively. For the three months and year ended December 31, 2019, includes litigation costs related to the Merger of $0.7 million and $1.3 million, respectively.

[2] For the three months and year ended December 31, 2020, includes expense related to the Company’s restricted common shares of $0.4 million and $1.2 million, respectively, that was previously classified as general and administrative expenses. For the three months and year ended December 31, 2019, includes expense related to the Company’s restricted common shares of $0.3 million and $1.2 million, respectively.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2020
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
EBITDA
Net loss	$(5,543)	$(18,204)	$(3,482)	$(4,677)	$(31,906)
Depreciation and amortization	34,335	35,443	34,951	32,730	137,459
Interest expense	19,106	18,801	20,871	19,689	78,467
EBITDA	47,898	36,040	52,340	47,742	184,020
Impairment of real estate assets	—	11,502	—	1,408	12,910
Acquisition, transaction and other costs [1]	452	721	1,507	241	2,921
Equity-based compensation [2]	3,211	3,247	3,235	3,343	13,036
Gain on sale of real estate investments	(1,440)	(2,838)	(2,178)	—	(6,456)
Other income	(72)	(61)	(871)	(20)	(1,024)
Loss on non-designated derivatives	—	—	—	9	9
Adjusted EBITDA	50,049	48,611	54,033	52,723	205,416
Asset management fees to related party	6,905	6,918	6,918	7,088	27,829
General and administrative	5,328	6,864	3,312	4,179	19,683
NOI	62,282	62,393	64,263	63,990	252,928
Amortization of market lease and other intangibles, net	(992)	(2,289)	(1,652)	(1,216)	(6,149)
Straight-line rent	(2,265)	(5,442)	(7,743)	(4,060)	(19,510)
Cash NOI	$59,025	$54,662	$54,868	$58,714	$227,269

Cash Paid for Interest:
Interest expense	$19,106	$18,801	$20,871	$19,689	$78,467
Amortization of deferred financing costs, net and change in accrued interest	(1,712)	(990)	(2,782)	(2,362)	(7,846)
Amortization of mortgage premiums and discounts on borrowings	560	589	521	456	2,126
Total cash paid for interest	$17,954	$18,400	$18,610	$17,783	$72,747
——
[1] For the three months ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, includes litigation costs related to the Merger of $0.3 million, $0.3 million, $0.2 million and $0.1 million respectively.

[2] Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended December 31, 2020
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Net loss attributable to common stockholders (in accordance with GAAP)	$(9,153)	$(21,803)	$(7,091)	$(8,603)	$(46,650)
Impairment of real estate investments	—	11,502	—	1,408	12,910
Depreciation and amortization	34,335	35,443	34,951	32,730	137,459
Gain on sale/exchange of real estate investments	(1,440)	(2,838)	(2,178)	—	(6,456)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	(52)	(71)	(51)	(54)	(228)
FFO attributable to common stockholders	23,690	22,233	25,631	25,481	97,035
Acquisition, transaction and other costs [1]	452	721	1,507	241	2,921
Litigation cost reimbursements related to the Merger [2]	(9)	—	—	—	(9)
Legal fees and expenses — COVID-19 lease disputes [3]	—	242	16	11	269
Amortization of market lease and other intangibles, net	(992)	(2,289)	(1,652)	(1,216)	(6,149)
Straight-line rent	(2,265)	(5,442)	(7,743)	(4,060)	(19,510)
Straight-line rent (rent deferral agreements) [4]	—	2,082	2,209	358	4,649
Amortization of mortgage premiums and discounts on borrowings	(560)	(589)	(521)	(456)	(2,126)
Loss on non-designated derivatives	—	—	—	9	9
Equity-based compensation [5]	3,211	3,247	3,235	3,343	13,036
Amortization of deferred financing costs, net and change in accrued interest	1,712	990	2,782	2,362	7,846
Proportionate share of adjustments for non-controlling interests to arrive at AFFO	(2)	(1)	1	—	(2)
AFFO attributable to common stockholders [1]	$25,237	$21,194	$25,465	$26,073	$97,969
______

[1]Includes primarily prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger.
[2]Included in "Other income" in the Company's consolidated statement of operations and comprehensive loss.
[3]Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from our ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[4]Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheet but are considered to be earned revenue attributed to the current period for purposes of AFFO as they are expected to be collected. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction is reflected over the remaining lease term for accounting purposes but represents a permanent reduction and the Company has, accordingly reduced its AFFO.
[5]Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreement for all periods presented.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Net loss attributable to stockholders (in accordance with GAAP)	$(4,827)	$(3,101)
Impairment of real estate investments	—	827
Depreciation and amortization	31,802	124,713
Gain on sale of real estate investments	(4,519)	(23,690)
Proportionate share of adjustments for non-controlling interests to arrive at FFO	(44)	(165)
FFO attributable to stockholders	22,412	98,584
Acquisition, transaction and other costs	3,022	6,257
Litigation cost reimbursements related to the Merger	(316)	(2,264)
Amortization of market lease and other intangibles, net	(1,307)	(7,372)
Straight-line rent	(2,847)	(8,325)
Amortization of mortgage premiums and discounts on borrowings	(1,344)	(3,816)
Equity-based compensation	3,211	12,717
Amortization of deferred financing costs, net and change in accrued interest	2,394	7,510
Goodwill impairment	—	1,605
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(5)	(8)
AFFO attributable to stockholders	$25,220	$104,888

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Adjusted EBITDA
Net (loss) income	$(1,329)	$4,163
Depreciation and amortization	31,802	124,713
Interest expense	18,990	77,994
Impairment of real estate assets	—	827
Acquisition, transaction and other costs	3,022	6,257
Equity-based compensation	3,211	12,717
Gain on sale of real estate investments	(4,519)	(23,690)
Other income	(367)	(3,627)
Goodwill impairment	—	1,605
Adjusted EBITDA	50,810	200,959
Asset management fees to related party	6,777	25,695
General and administrative	4,300	20,375
NOI	61,887	247,029
Amortization of market lease and other intangibles, net	(1,307)	(7,372)
Straight-line rent	(2,847)	(8,325)
Cash NOI	$57,733	$231,332

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as fees related to the Listing, non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Merger. These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the Listing, other non-cash items such as the vesting and conversion of the Class B Units, expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.